Exhibit 99.1
Michael Weening Promoted to Calix President and Chief Executive Officer, Carl Russo continues as Chairman of the Board of Directors

SAN JOSE, CA – October 3, 2022 – Calix, Inc. (NYSE: CALX) today announced that Michael Weening has been promoted to president and chief executive officer. Mr. Weening has been a member of the Calix leadership team for over six years. During his tenure at Calix, he has led functions including sales, services, marketing, products, and operations. In January of 2021, he was promoted to the role of president and chief operating officer. The broadband industry is benefiting from significant private and public investment across markets and segments. Mr. Weening assumes the leadership of Calix as it is positioned to capitalize on the opportunity.
“I joined Calix in 2016 because I was inspired by the Calix strategy to completely transform the broadband market at a time when the industry required transformation,” said Mr. Weening. “I believe that Calix is a special company where I can partner with and learn from a visionary leader, Carl Russo, and the entire Calix team. Thanks to Carl’s leadership, we have completed the second phase of our evolution - from a networking innovator to the broadband industry’s only platform and cloud company. I am honored to lead Calix as we enter the third phase of our evolution. Today, Calix is delivering a unique portfolio of managed services. As we help broadband service providers simplify their businesses, we are also enabling them to excite their subscribers, and grow their value to their communities. Thanks to Carl’s leadership and the partnership of our innovative customers, we are positioned to accelerate our collective growth.”
Prior to Calix, Mr. Weening built and led award-winning teams across a range of technology segments including software (Microsoft), cloud (Salesforce) and telecom (Bell Canada). This leadership experience includes roles across geographic markets – from North America to Europe and Asia. As Calix chief executive officer, Mr. Weening will continue to benefit from the mentorship and partnership of Calix chairman, Carl Russo.
“Michael has been a core leader and strategic contributor since joining Calix more than 6 years ago. In recent times, he has led the team as we have executed with excellence,” said Carl Russo, Calix board chairman. “Michael has the right vision and leadership for Calix as we become an ecosystem partner for broadband service providers. I am excited that our partnership will continue as I shift my focus to leading the board in our mission to ensure that Calix stays in front of this enormous opportunity.”
About Calix
Calix, Inc. (NYSE: CALX) – Calix cloud and software platforms enable service providers of all types and sizes to innovate and transform. Our customers utilize the real-time data and insights from Calix platforms to simplify their businesses and deliver experiences that excite their subscribers. The resulting growth in subscriber acquisition, loyalty, and revenue creates more value for their businesses and communities. This is the Calix mission: To enable broadband service providers of all sizes to simplify, excite, and grow.

This press release contains forward-looking statements that are based upon management’s current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix’s results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.
Press Inquiries:
Alison Crisci
919-353-4323
Alison.Crisci@calix.com

Investor Inquiries:
Jim Fanucchi,
Darrow Associates, Inc.
InvestorRelations@calix.com
(408) 404-5400